Registration No. 33-84894
                                                                Rule 424(b)(3)


          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 13, 1996

                   MLCC MORTGAGE INVESTORS, INC., Transferor
           ML Revolving Home Equity Loan Asset Backed Certificates,
                     Series 1996-2, Investor Certificates

                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer

     On November 25, 1996, the ML Revolving Home Equity Loan Trust 1996-2 (the "Trust") issued the ML Revolving Home Equity Loan Asset Backed Certificates, Series 1996-2 (the "Certificates") in an original aggregate principal amount of approximately $276,159,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of November 1, 1996 by and among MLCC Mortgage Investors, Inc., as transferor, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on pages S-32 and S-33 of the Prospectus Supplement are hereby updated, in their entirety, as follows:



                                         Mortgage Loan Delinquency Experience
                                                 (Dollars in Thousands)

                                     Year ended       Year ended       Year ended      Year ended      Year ended
                                    December 31,     December 31,     December 31,    December 31,    December 31,
                                        1996             1997             1998            1999            2000
                                    ------------     ------------     ------------    ------------    ------------

Number of Revolving Credit
  Line (RCL) Loans Serviced.....          28,368          31,395            30,571         31,517          33,863
Aggregate Loan Balance of
  RCL Loans Serviced............   $   1,353,800      $1,387,217        $1,191,938     $1,202,594      $1,313,527
Loan Balance of RCL Loans
  2 months Delinquent...........   $       8,292          $5,450            $6,634         $6,427          $8,137
Loan Balance of RCL Loans
3 months or more Delinquent(1)..    $     39,508         $44,104           $31,348        $22,863         $18,782
Total of 2 months or more
Delinquent as a % of Loan
 Balance of RCL Loans...........           3.53%           3.57%             3.19%          2.44%           2.05%



                                               Mortgage Loan Loss Experience
                                                   (Dollars in Thousands)

                                     Year ended       Year ended       Year ended      Year ended      Year ended
                                    December 31,     December 31,     December 31,    December 31,    December 31,
                                        1996             1997             1998            1999            2000
                                    ------------     ------------     ------------    ------------    ------------

Number of Revolving Credit
Line Loans serviced..............         28,368          31,395            30,571         31,517          33,863
Aggregate Loan Balance of
 RCL Loans Serviced..............    $ 1,353,800     $ 1,387,217       $ 1,191,938    $ 1,202,594     $ 1,313,527
For the Period:
Gross Charge-offs Dollars........    $     1,860     $     4,269       $     2,756    $     4,445     $     3,884
  Percentage(2)..................          0.14%           0.31%             0.23%          0.37%           0.30%


-------------
(1)  Includes Bankruptcy and Foreclosure.
(2) As a percentage of aggregate balance of revolving credit line loans serviced.


     Additionally, the information contained in the table entitled "Trust Balances" under the heading "The Mortgage Loan Pool--The Mortgage Loans" on page S-26 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 2000 the Loan Balances of the Mortgage Loans:



                             Trust Balances of Mortgage Loans as of December 31, 2000

                                                                                              % of Mortgage
                                          Number of                                          Loans by Trust
Range of Principal Balances             Mortgage Loans           Trust Balance                   Balance
--------------------------------------------------------------------------------------------------------------------
$4,999.99 Or lower                              403               $     763,014.28                  0.67%
$5,000-9,999.99                                 271                   2,045,743.85                  1.80%
$10,000-14,999.99                               225                   2,803,716.23                  2.47%
$15,000-14,999.99                               227                   3,987,190.79                  3.51%
$20,000-24,999.99                               153                   3,435,049.63                  3.02%
$25,000-29,999.99                               140                   3,873,645.95                  3.41%
$30,000-34,999.99                               119                   3,848,435.99                  3.39%
$35,000-39,999.99                               103                   3,868,980.43                  3.40%
$40,000-44,999.99                               104                   4,377,970.84                  3.85%
$45,000-49,999.99                               100                   4,780,977.45                  4.21%
$50,000-54,999.99                                65                   3,388,070.93                  2.98%
$55,000-59,999.99                                70                   4,025,123.39                  3.54%
$60,000-64,999.99                                42                   2,613,833.55                  2.30%
$65,000-69,999.99                                37                   2,502,619.47                  2.20%
$70,000-74,999.99                                32                   2,320,170.55                  2.03%
$75,000-99,999.99                               159                  13,909,976.72                 12.24%
$100,000-149,999.99                             106                  13,008,104.87                 11.44%
$150,000-199,999.99                              55                   9,574,210.18                  8.42%
$200,000-249,999.99                              23                   5,034,498.78                  4.43%
$250,000-299,999.99                              15                   4,075,243.77                  3.59%
$300,000-349,999.99                               9                   2,941,287.23                  2.59%
$350,000-399,999.99                               6                   2,266,774.44                  1.99%
$400,000-449,999.99                               1                     407,000.00                  0.36%
$450,000-499,999.99                               2                     978,425.40                  0.86%
$500,000-599,999.99                               1                     522,228.00                  0.46%
$550,000-599,999.99                               2                   1,199,779.67                  1.06%
$600,000-649,999.99                               1                     627,606.24                  0.55%
$650,000-699,999.99                               1                     678,000.00                  0.60%
$700,000-749,999.99                               1                     748,434.62                  0.66%
$750,000-799,999.99                               1                     793,521.92                  0.70%
$800,000-899,999.99                               1                     800,000.00                  0.70%
$900,000-999,999.99                               4                   3,879,609.47                  3.41%
$1,000,000-1,099,999.99                           1                   1,017,327.56                  0.90%
$1,200,000-1,299,999.99                           1                   1,250,000.00                  1.10%
$1,300,000-1,399,999.99                           1                   1,319,991.80                  1.16%
                                    --------------------------------------------------------------------------------
               TOTALS                        2,482                $113,666,564.00                100.00%
                                    ================================================================================


                             --------------------

                 The date of this Supplement is March 30 2001.